Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS A 49% INCREASE IN NET INCOME FOR THE THIRD QUARTER 2017 AND DECLARED A CASH DIVIDEND

ROCKAWAY, NEW JERSEY – October 30, 2017 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 49.1% increase in net income to $2.0 million, or $0.33 per basic and diluted common share, for the quarter ended September 30, 2017, as compared to $1.3 million, or $0.28 per basic and diluted share, for the same period last year. Also, the Company announced a 29.5% increase in net income or $1.00 per diluted common share for the nine months ended September 30, 2017 as compared to $0.86 for the same period last year. During the nine months ended September 30, 2017, net income and earnings per share were impacted by costs related to the pending acquisition of Community Bank of Bergen County, NJ (“Community”) and expenses incurred in connection with a S-3 registration statement (“S-3 registration”) filed in the second quarter of 2017 with the Securities and Exchange Commission. Diluted earnings per share, excluding expenses net of tax related to the pending acquisition of Community, expenses related to the S-3 registration net of tax and the weighted average number of shares issued in the capital raise completed in the second quarter of 2017, increased 36.1%, or $0.31, to $1.18 for the nine months ended September 30, 2017.

“I am very excited about the momentum in our business units. As a result, I am pleased to report a 49% increase in net income, which was driven by 20% and 19% growth in loans and deposits, respectively,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bancorp and Bank. Mr. Labozzetta also stated, “We continue to execute our plan to build a better bank and as such we have a couple of strategic initiatives that we expect to complete within the next few months: first, our partnership with Community, which we expect to close in early January; second, we are also very excited about the future opening of our newest regional banking and lending center in Weehawken, NJ (Hudson County NJ). Much like our successful banking centers in Oradell, NJ and Astoria, NY, it is a market that we are familiar with and in which we are already doing business. Once we have a physical presence, we expect more rapid growth in that market.”

Previously Announced Merger with Community Bank of Bergen County, NJ (OTCMKTS: CMTB)

The Company has received regulatory approvals from The New Jersey Department of Banking and Insurance and the FDIC to complete the previously announced merger of Community with and into Sussex Bank.

The merger is still subject to a number of conditions, including shareholder and final regulatory approval and other customary closing conditions. Sussex Bancorp has filed a S-4 registration and joint proxy statement with the Securities Exchange Commission (“SEC”). The merger is expected to be completed in the first quarter of 2018.

The Company, Sussex Bank and Community entered into the merger agreement on April 10, 2017. Under the terms of the merger agreement Community will merge with and into Sussex Bank and each outstanding share of Community common stock will be exchanged for 0.97 shares of the Company’s common stock.

The merger will enhance and expand Sussex Bank’s presence in Bergen County, New Jersey with the addition of 3 full service branch locations in that county, which will complement Sussex Bank’s existing location in Oradell, New Jersey. As of December 31, 2016, Community headquartered in Maywood, New Jersey, had approximately $341 million of total assets, $229 million of loans and $304 million of deposits. Based on financials as of December 31, 2016, the combined company will have approximately $1.2 billion in assets, $925 million in gross loans, and $965 million in deposits upon completion of the transaction.

Declaration of Quarterly Dividend

On October 27, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share, which is payable on November 24, 2017 to common shareholders of record as of the close of business on November 10, 2017.

Financial Performance

Net Income. For the quarter ended September 30, 2017, the Company reported net income of $2.0 million, or $0.33 per basic and diluted share, as compared to net income of $1.3 million, or $0.28 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended September 30, 2017 was driven by a $1.2 million, or 19.3%, increase in net interest income resulting from strong loan and deposit growth of 19.9% and 18.7%, respectively, which is partially offset by a $454 thousand increase in overall interest expense partly related to the $15.0 million private placement of subordinated notes completed in the fourth quarter of 2016 and an increase in interest expense related to growth and higher costs for interest bearing deposits. The aforementioned growth in net interest income was partly offset by an increase in non-interest expenses of $643 thousand mostly due to costs to support the Company’s growth and expenses and write-downs related to foreclosed real estate.

For the nine months ended September 30, 2017, the Company reported net income of $5.2 million, or $1.00 per diluted share, or a 29.5% increase, as compared to net income of $4.0 million, or $0.86 per diluted share, for the same period last year. The increase in net income for the nine months ended September 30, 2017 was largely due to an increase in net interest income of $3.4 million, which was partially offset by an increase in non-interest expenses of $1.9 million. The increase in non-interest expenses was largely due to an $1.3 million increase in salaries and employee benefits and expenses related to the pending acquisition of Community of $482 thousand. Excluding expenses net of tax related to the pending acquisition of Community and expenses related to the S-3 registration net of tax, net income increased $1.6 million, or 39.2%, for the nine months ended September 30, 2017.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $1.3 million, or 19.8%, to $7.7 million for the third quarter of 2017, as compared to $6.5 million for the same period in 2016. The increase in net interest income was largely due to a $131.7 million, or 17.2%, increase in average interest earning assets, principally loans receivable, which increased $126.0 million, or 19.3%. The net interest margin increased by 8 basis points to 3.42% for the third quarter of 2017, as compared to the same period in 2016. The net interest margin increase was attributed to $205 thousand in prepayment penalties.

Net interest income on a fully tax equivalent basis increased $3.6 million, or 19.8%, to $21.7 million for the first nine months of 2017 as compared to $18.1 million for the same period in 2016. Included in the increase in net interest income was $457 thousand in prepayment penalties on $31.4 million of commercial loans. For the nine months of 2017 and 2016, net interest margin was unchanged at 3.37%.

Provision for Loan Losses. Provision for loan losses decreased $118 thousand to $340 thousand for the third quarter of 2017, as compared to $458 thousand for the same period in 2016.

Provision for loan losses increased $73 thousand, or 6.9%, to $1.1 million for the first nine months of 2017, as compared to the same period in 2016.

Non-interest Income. Non-interest income increased $255 thousand, or 14.4%, to $2.0 million for the third quarter of 2017, as compared to the same period last year. The increase was principally due to growth of $173 thousand in insurance commissions and fees relating to Tri-State Insurance Agency, $71 thousand in other income and $70 thousand in bank owned life insurance. The aforementioned was partly offset by a reduction in gain on sales of securities of approximately $115 thousand.

The Company’s non-interest income increased $200 thousand, or 3.3%, to $6.3 million for the first nine months of 2017 as compared to the same period last year. The increase was principally due to growth of $303 thousand in insurance commissions and fees relating to Tri-State Insurance Agency and an increase of $153 thousand in bank owned life insurance, mostly due to an increase in investments in bank owned life insurance. The aforementioned was partly offset by a reduction in gain on sales of securities of approximately $310 thousand.

Non-interest Expense. The Company’s non-interest expenses increased $643 thousand, or 11.4%, to $6.3 million for the third quarter of 2017, as compared to the same period last year. The increase for the third quarter of 2017, as compared to the same period in 2016, was largely due to increases in salaries and employee benefits of $512 thousand and expenses and write-downs related to foreclosed real estate of $123 thousand.

The Company’s non-interest expenses increased $1.9 million, or 11.5%, to $18.8 million for the first nine months of 2017 as compared to the same period last year. The increase for the first nine months of 2017, as compared to the same period in 2016, was largely due to increases in salaries and employee benefits of $1.3 million, expenses of $482 thousand related to the pending acquisition of Community, other expenses of $317 thousand which includes $75 thousand related to S-3 registration, and professional fees of $208 thousand and was partly offset by a decrease of $186 thousand in FDIC assessment.

The increase in salaries and employee benefits for the third quarter and first nine months of 2017 as compared to the same periods in 2016 was largely due to an increase in personnel to support our growth.

Financial Condition

At September 30, 2017, the Company’s total assets were $956.8 million, an increase of $108.1 million, or 12.7%, as compared to total assets of $848.7 million at December 31, 2016. The increase in total assets was largely driven by growth in loans receivable of $99.9 million, or 14.4%.

Total loans receivable, net of unearned income, increased $99.9 million, or 14.4%, to $795.1 million at September 30, 2017, as compared to $695.3 million at December 31, 2016. During the nine months ended September 30, 2017, the Company had $139.5 million in commercial loan production, which was partly offset by $31.4 million in commercial loan payoffs.

The Company’s total deposits increased $81.0 million, or 12.3%, to $741.9 million at September 30, 2017, from $660.9 million at December 31, 2016. The growth in deposits was primarily due to an increase in interest bearing deposits of $64.6 million, or 12.2%, at September 30, 2017, as compared to December 31, 2016. Included in the aforementioned deposit total is $85.3 million with a cost of 0.59% attributed to our branch in Oradell, New Jersey, which opened in the beginning of March 2016, an increase of $25.3 million or 42.2% from December 31, 2016. Additionally, the Company’s wholesale deposits increased $23.4 million, or 27.7%, to $108.0 million at September 30, 2017 from $84.6 at December 31, 2016.

At September 30, 2017, the Company’s total stockholders’ equity was $93.9 million, an increase of $33.9 million when compared to December 31, 2016. The increase was largely due to the capital raise of $28.0 million and net income for the nine months ended September 30, 2017. The Company completed the capital raise on June 21, 2017 which was the primary driver in the book value increase of 22.7% from $12.67 to $15.55. At September 30, 2017, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 12.14%, 14.82%, 15.80% and 14.82%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets decreased to 1.03% at September 30, 2017 from 1.10% at December 31, 2016. NPAs increased $471 thousand, or 5.0%, to $9.8 million at September 30, 2017, as compared to $9.3 million at December 31, 2016. There were no loans 90 days past due and still accruing at September 30, 2017 as compared to $468 thousand at December 31, 2016. Non-accrual loans increased $771 thousand, or 13.2%, to $6.6 million at September 30, 2017, as compared to $5.8 million at December 31, 2016. Loans past due 30 to 89 days totaled $1.6 million at September 30, 2017, representing a decrease of $212 thousand, or 11.5%, as compared to $1.8 million at December 31, 2016.

The Company continues to actively market its foreclosed real estate properties, which decreased $92 thousand to $2.3 million at September 30, 2017 as compared to $2.4 million at December 31, 2016. At September 30, 2017, the Company’s foreclosed real estate properties had an average carrying value of approximately $253 thousand per property.

The allowance for loan losses increased by $806 thousand, or 12.0%, to $7.5 million, or 0.94% of total loans, at September 30, 2017, compared to $6.7 million, or 0.96% of total loans, at December 31, 2016. The Company recorded $1.1 million in provision for loan losses for the nine months ended September 30, 2017 and 2016. Additionally, the

Company recorded net charge-offs of $321 thousand for the nine months ended September 30, 2017, as compared to $313 thousand in net charge-offs for the nine months ended September 30, 2016. The allowance for loan losses as a percentage of non-accrual loans decreased to 113.6% at September 30, 2017 from 114.8% at December 31, 2016.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. In November 2016, SBBX earned the honor of being named one of the 50 Fastest Growing Companies in New Jersey by NJBIZ Magazine and was the highest ranked bank on the list. Anthony Labozzetta, President and Chief Executive Officer of Sussex Bancorp, was named American Banker’s Community Banker of the Year in 2016 and in February 2017, was recognized by Forbes magazine as one of America’s Business Leaders in Banking. In October 2017, Sussex Bancorp was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project” or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets, the ability of its borrowers to comply with repayment terms, failure to complete the proposed acquisition of Community, the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed acquisition of Community, disruption to the parties’ businesses as a result of the announcement and pendency of the acquisition of Community, the inability to realize expected cost savings or to implement integration plans and other adverse consquences associated with the acquisition of Community. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts: Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				9/30/2017 VS.
	9/30/2017	12/31/2016	9/30/2016	9/30/2016	12/31/2016
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$109,053	$100,229	$98,258	11.0%	8.8%
Total loans	795,124	695,257	663,258	19.9%	14.4%
Allowance for loan losses	(7,502)	(6,696)	(6,331)	18.5%	12.0%
Total assets	956,802	848,728	808,987	18.3%	12.7%
Total deposits	741,928	660,921	624,921	18.7%	12.3%
Total borrowings and junior subordinated debt	116,556	123,645	120,387	(3.2)%	(5.7)%
Total shareholders’ equity	93,944	60,072	58,633	60.2%	56.4%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$7,732	$6,704	$6,453	19.8%	15.3%
Provision for loan losses	340	237	458	(25.8)%	43.5%
Total other income	2,029	1,705	1,774	14.4%	19.0%
Total other expenses	6,294	5,726	5,651	11.4%	9.9%
Income before provision for income taxes (tax equivalent)	3,127	2,446	2,118	47.6%	27.8%
Provision for income taxes	1,006	806	696	44.5%	24.8%
Taxable equivalent adjustment (a)	158	117	105	50.5%	35.0%

Net income	$1,963	$1,523	$1,317	49.1%	28.9%

Net income per common share - Basic	$0.33	$0.33	$0.28	17.9%	-%
Net income per common share - Diluted	$0.33	$0.32	$0.28	17.9%	3.1%

Return on average assets	0.84%	0.74%	0.66%	27.5%	14.0%
Return on average equity	8.40%	10.14%	9.06%	(7.3)%	(17.1)%
Efficiency ratio (b)	65.54%	69.05%	69.58%	(5.8)%	(5.1)%
Net interest margin (tax equivalent)	3.42%	3.35%	3.34%	2.4%	2.1%
Avg. interest earning assets/Avg. interest bearing liabilities	1.29	1.25	1.25	3.1%	2.9%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$21,694		$18,109	19.8%
Provision for loan losses	1,127		1,054	6.9%
Total other income	6,324		6,124	3.3%
Total other expenses	18,797		16,859	11.5%
Income before provision for income taxes (tax equivalent)	8,094		6,320	28.1%
Provision for income taxes	2,440		2,022	20.7%
Taxable equivalent adjustment (a)	476		298	59.7%

Net income	$5,178		$4,000	29.5%

Net income per common share - Basic	$1.00		$0.87	14.9%
Net income per common share - Diluted	$1.00		$0.86	16.3%

Return on average assets	0.77%		0.71%	8.2%
Return on average equity	9.33%		9.41%	(0.9)%
Efficiency ratio (b)	68.25%		70.44%	(3.1)%
Net interest margin (tax equivalent)	3.37%		3.37%	-%
Avg. interest earning assets/Avg. interest bearing liabilities	1.26		1.24	1.2%

SHARE INFORMATION:
Book value per common share	$15.55	$12.67	$12.37	25.8%	22.8%
Tangible book value per common share	15.09	12.08	11.77	28.2%	24.9%
Outstanding shares- period ending	6,040,180	4,741,068	4,741,720	27.4%	27.4%
Average diluted shares outstanding (year to date)	5,200,466	4,651,108	4,633,473	12.2%	11.8%

CAPITAL RATIOS:
Total equity to total assets	9.82%	7.08%	7.25%	35.5%	38.7%
Leverage ratio (c)	12.14%	10.41%	8.98%	35.2%	16.6%
Tier 1 risk-based capital ratio (c)	14.82%	12.87%	11.02%	34.5%	15.2%
Total risk-based capital ratio (c)	15.80%	13.86%	11.99%	31.8%	14.0%
Common equity Tier 1 capital ratio (c)	14.82%	12.87%	11.02%	34.5%	15.2%

ASSET QUALITY:
Non-accrual loans	$6,604	$5,833	$4,583	44.1%	13.2%
Loans 90 days past due and still accruing	—	468	386	-%	(100.0)%
Troubled debt restructured loans (“TDRs”) (d)	939	679	1,142	(17.8)%	38.3%
Foreclosed real estate	2,275	2,367	3,005	(24.3)%	(3.9)%

Non-performing assets (“NPAs”)	$9,818	$9,347	$9,116	7.7%	5.0%

Foreclosed real estate, criticized and classified assets	$20,285	$20,450	$19,777	2.6%	(0.8)%
Loans past due 30 to 89 days	$1,628	$1,840	$7,580	(78.5)%	(11.5)%
Charge-offs (Recoveries), net (quarterly)	$3	$(128)	$115	(97.4)%	(102.3)%
Charge-offs (Recoveries), net as a % of average loans (annualized)	0.00%	(0.08)%	0.07%	(97.8)%	(102.0)%
Non-accrual loans to total loans	0.83%	0.84%	0.69%	20.2%	(1.0)%
NPAs to total assets	1.03%	1.10%	1.13%	(8.9)%	(6.8)%
NPAs excluding TDR loans (d) to total assets	0.93%	1.02%	0.99%	(5.9)%	(9.1)%
Non-accrual loans to total assets	0.69%	0.69%	0.57%	21.8%	0.4%
Allowance for loan losses as a % of non-accrual loans	113.60%	114.80%	138.14%	(17.8)%	(1.0)%
Allowance for loan losses to total loans	0.94%	0.96%	0.95%	(1.2)%	(2.0)%

(a)	Full taxable equivalent basis, using a 34% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b)	Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c)	Sussex Bank capital ratios
(d)	Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	September 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$3,028	$2,847
Interest-bearing deposits with other banks	7,741	11,791

Cash and cash equivalents	10,769	14,638

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	100,978	88,611
Securities held to maturity	8,075	11,618
Federal Home Loan Bank Stock, at cost	5,081	5,106

Loans receivable, net of unearned income	795,124	695,257
Less: allowance for loan losses	7,502	6,696

Net loans receivable	787,622	688,561
Foreclosed real estate	2,275	2,367
Premises and equipment, net	7,683	8,728
Accrued interest receivable	2,562	2,058
Goodwill	2,820	2,820
Bank-owned life insurance	21,910	16,532
Other assets	6,927	7,589

Total Assets	$956,802	$848,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$148,861	$132,434
Interest bearing	593,067	528,487

Total Deposits	741,928	660,921
Borrowings	88,710	95,805
Accrued interest payable and other liabilities	4,374	4,090
Subordinated debentures	27,846	27,840

Total Liabilities	862,858	788,656
Total Stockholders’ Equity	93,944	60,072

Total Liabilities and Stockholders’ Equity	$956,802	$848,728

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
INTEREST INCOME
Loans receivable, including fees	$8,556	$6,971	$24,030	$19,575
Securities:
Taxable	379	396	1,064	1,116
Tax-exempt	314	201	943	592
Interest bearing deposits	6	7	28	17

Total Interest Income	9,255	7,575	26,065	21,300

INTEREST EXPENSE
Deposits	963	619	2,532	1,830
Borrowings	398	508	1,358	1,393
Junior subordinated debentures	320	100	957	266

Total Interest Expense	1,681	1,227	4,847	3,489

Net Interest Income	7,574	6,348	21,218	17,811
PROVISION FOR LOAN LOSSES	340	458	1,127	1,054

Net Interest Income after Provision for Loan Losses	7,234	5,890	20,091	16,757

OTHER INCOME
Service fees on deposit accounts	274	245	812	726
ATM and debit card fees	198	190	578	577
Bank owned life insurance	144	74	378	225
Insurance commissions and fees	1,263	1,090	4,153	3,850
Investment brokerage fees	9	(10)	12	67
(Loss) gain on securities transactions	(26)	89	51	361
(Loss) on disposal of fixed assets	—	—	—	(19)
Other	167	96	340	337

Total Other Income	2,029	1,774	6,324	6,124

OTHER EXPENSES
Salaries and employee benefits	3,755	3,243	10,990	9,672
Occupancy, net	462	463	1,418	1,399
Data processing	565	529	1,643	1,626
Furniture and equipment	231	248	705	764
Advertising and promotion	64	63	259	254
Professional fees	303	219	778	570
Director fees	94	159	290	378
FDIC assessment	49	138	193	379
Insurance	70	67	202	213
Stationary and supplies	42	47	118	149
Merger-related expenses	1	—	482	—
Loan collection costs	23	24	75	109
Expenses and write-downs related to foreclosed real estate	221	98	298	317
Other	414	353	1,346	1,029

Total Other Expenses	6,294	5,651	18,797	16,859

Income before Income Taxes	2,969	2,013	7,618	6,022
INCOME TAX EXPENSE	1,006	696	2,440	2,022

Net Income	$1,963	$1,317	$5,178	$4,000

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (loss) gains on available for sale securities arising during the period	$(10)	$(575)	$1,810	$1,986
Fair value adjustments on derivatives	(63)	190	(478)	(1,359)
Reclassification adjustment for net loss (gain) on securities transactions included in net income	26	(89)	(51)	(361)
Income tax related to items of other comprehensive income (loss)	18	190	(513)	(106)

Other comprehensive income, net of income taxes	(29)	(284)	768	160

Comprehensive income	$1,934	$1,033	$5,946	$4,160

EARNINGS PER SHARE
Basic	$0.33	$0.28	$1.00	$0.87
Diluted	$0.33	$0.28	$1.00	$0.86

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2017			2016
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$45,252	$472	4.14%	$31,849	$306	3.81%
Taxable	66,235	379	2.27%	71,496	396	2.20%

Total securities	111,487	851	3.03%	103,345	702	2.69%
Total loans receivable (1) (4)	778,809	8,556	4.36%	652,766	6,971	4.24%
Other interest-earning assets	6,945	6	0.34%	9,445	7	0.29%

Total earning assets	897,241	9,413	4.16%	765,556	7,680	3.98%

Non-interest earning assets	46,944			41,759
Allowance for loan losses	(7,237)			(6,141)

Total Assets	$936,948			$801,174

Sources of Funds:
Interest bearing deposits:
NOW	$181,631	$150	0.33%	$144,840	$78	0.21%
Money market	99,547	243	0.97%	37,881	39	0.41%
Savings	137,559	72	0.21%	137,455	72	0.21%
Time	173,553	498	1.14%	166,847	430	1.02%

Total interest bearing deposits	592,290	963	0.65%	487,023	619	0.50%
Borrowed funds	74,939	398	2.11%	111,493	508	1.81%
Subordinated debentures	27,845	320	4.56%	12,887	100	3.08%

Total interest bearing liabilities	695,074	1,681	0.96%	611,403	1,227	0.80%

Non-interest bearing liabilities:
Demand deposits	144,231			126,783
Other liabilities	4,193			4,843

Total non-interest bearing liabilities	148,424			131,626
Stockholders’ equity	93,450			58,145

Total Liabilities and Stockholders’ Equity	$936,948			$801,174

Net Interest Income and Margin (5)		7,732	3.42%		6,453	3.34%
Tax-equivalent basis adjustment		(158)			(105)

Net Interest Income		$7,574			$6,348

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017			2016
	Average Balance	Interest	Average Rate (2)	Average Balance	Interest	Average Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$46,188	$1,419	4.11%	$30,402	$890	3.91%
Taxable	65,169	1,064	2.18%	70,195	1,116	2.12%

Total securities	111,357	2,483	2.98%	100,597	2,006	2.66%
Total loans receivable (1) (4)	740,451	24,030	4.34%	607,044	19,575	4.31%
Other interest-earning assets	8,976	28	0.42%	9,154	17	0.25%

Total earning assets	860,784	26,541	4.12%	716,795	21,598	4.02%

Non-interest earning assets	44,474			40,063
Allowance for loan losses	(6,974)			(5,894)

Total Assets	$898,284			$750,964

Sources of Funds:
Interest bearing deposits:
NOW	$180,378	$399	0.30%	$142,911	$229	0.21%
Money market	91,614	593	0.87%	34,902	105	0.40%
Savings	137,901	215	0.21%	138,174	214	0.21%
Time	165,861	1,325	1.07%	157,235	1,282	1.09%

Total interest bearing deposits	575,754	2,532	0.59%	473,222	1,830	0.52%
Borrowed funds	79,999	1,358	2.27%	89,803	1,393	2.07%
Subordinated debentures	27,842	957	4.60%	12,887	266	2.76%

Total interest bearing liabilities	683,595	4,847	0.95%	575,912	3,489	0.81%

Non-interest bearing liabilities:
Demand deposits	136,642			113,504
Other liabilities	4,050			4,890

Total non-interest bearing liabilities	140,692			118,394
Stockholders’ equity	73,997			56,658

Total Liabilities and Stockholders’ Equity	$898,284			$750,964

Net Interest Income and Margin (5)		21,694	3.37%		18,109	3.37%
Tax-equivalent basis adjustment		(476)			(298)

Net Interest Income		$21,218			$17,811

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

Segment Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Banking and Financial Services	Insurance Services	Total	Banking and Financial Services	Insurance Services	Total
Net interest income from external sources	$7,574	$—	$7,574	$6,348	$—	$6,348
Other income from external sources	756	1,273	2,029	707	1,067	1,774
Depreciation and amortization	255	6	261	283	8	291
Income before income taxes	2,775	194	2,969	1,848	165	2,013
Income tax expense (1)	928	78	1,006	630	66	696
Total assets	950,661	6,141	956,802	803,032	5,955	808,987

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Banking and Financial Services	Insurance Services	Total	Banking and Financial Services	Insurance Services	Total
Net interest income from external sources	$21,218	$—	$21,218	$17,811	$—	$17,811
Other income from external sources	2,141	4,183	6,324	2,274	3,850	6,124
Depreciation and amortization	780	19	799	816	21	837
Income before income taxes	6,424	1,194	7,618	4,918	1,104	6,022
Income tax expense (1)	1,962	478	2,440	1,580	442	2,022
Total assets	950,661	6,141	956,802	803,032	5,955	808,987

(1)	Calculated at statutory tax rate of 40% for the insurance services segment

SUSSEX BANCORP

Non-GAAP Reporting

(Dollars In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Net income (GAAP)	$5,178	$4,000
Merger related expenses net of tax (1)	345	—
S-3 Registration filing expenses net of tax (1)	45	—
Net income, as adjusted	$5,568	$4,000
Average diluted shares outstanding (GAAP)	5,200,466	4,633,473
Average diluted shares from capital raise (2)	462,454	—
Average diluted shares outstanding, as adjusted	4,738,012	4,633,473
Diluted EPS, as adjusted	$1.18	$0.86
Return on average assets, as adjusted	0.83%	0.71%
Return on average equity, as adjusted	10.03%	9.41%

(1)	Merger related expenses net of tax expenses of $136 thousand; S-3 registration filing net of tax expenses of $30 thousand.
(2)	Calculation is based on 1,249,999 common stock shares issued and outstanding as part of the capital raise completed on June 21, 2017 divided by the number of days in the period.